Exhibit 10.8

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) dated as of February 1, 2008 is made between (i) Peter J. L. Bradford (“Mr. Bradford”), (ii) Caystar Management Holdings (the “Employer”) and (ii) Golden Star Resources Ltd. (the “Parent”). The Employer and Parent are collectively referred to as the “Company.” Mr. Bradford and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into the Amended and Restated Employment Agreement dated as of April 30, 2004, as amended (the “Employment Agreement”);

WHEREAS, on August 1, 2007, Mr. Bradford gave notice of his resignation as a director and employee of the Company effective February 8, 2008, and the parties entered into an Amended and Restated Notice of Resignation Agreement dated November 1, 2007, (the “Resignation Agreement” );

WHEREAS, the Parties wish to resolve fully and finally any potential claims by Mr. Bradford against the Company regarding Mr. Bradford’s employment with the Company and otherwise; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.	Definitions

Unless otherwise defined in this Agreement, terms shall have the meaning given to the in the Employment Agreement and all currency amounts will be in United States dollars.

2.	Resignation and Effective Date

Mr. Bradford resigned his employment with the Company effective February 8, 2008 (the “Resignation Date”). This Agreement shall become effective on the eighth day after Mr. Bradford signs this Agreement (the “Effective Date”), unless Mr. Bradford revokes his acceptance pursuant to Section 16(f) below.

3.	Separation Entitlements

a. Payments. Within five (5) business days after the Effective Date, the Company will pay Mr. Bradford $206,766.22 as fully set out on Schedule 1 and being (i) $53,204.91 being his unpaid base salary for January 2008 ($41,666.67) through to February 8, 2008 ($11,538.24), plus (ii) $160,843.07 being his accrued vacation entitlement in accordance with the reconciliation attached as Schedule 2, plus (iii) $7,301.57 being the agreed payment in lieu for the provision of Australian medical benefits and insurance to Mr. Bradford through to February 8, 2009; less (iv) $14,583.33 of salary overpaid in 2007, attached as Schedule 3. These payments will be made by wire transfer to Mr. Bradford’s nominated bank account and a detailed accounting of the payments will be emailed to Mr. Bradford’s nominated email address. All payments will be made less all applicable withholdings and deductions.

b. Expense Reimbursement. In addition to the payments detailed in Section 3(a) above, within five (5) business days of the Effective Date, the Company will pay to Mr. Bradford any and all outstanding expense reimbursement submitted by and owed to Mr. Bradford.

c. 2007 Bonus. On or about April 1, 2008, the Board of Directors of the Company shall determine and the Company shall make a bonus payment for 2007 to Mr. Bradford. Such bonus (the “2007 Bonus Payment”) shall be determined in accordance with the Executive Management Bonus Scheme or alternate bonus scheme that may be approved by the Board of Directors and the payment shall be wired to Mr. Bradford’s nominated bank account. The 2007 Bonus Payment will be made less all applicable withholdings and deductions.

d. Storage and Shipment of Personal Effects. The Company shall pay or reimburse Mr. Bradford, upon submission of an expense reimbursement form, and / or to the applicable shipping company for the cost of the storage of his personal effects for the period December 2004 to February 2008 and the shipment of his personal effects from Denver, Colorado and Accra, Ghana to Mr. Bradford’s nominated address in Australia.

e. Purchase of Mr. Bradford’s Vehicle in Ghana. The parties acknowledge that the Company has acquired Mr. Bradford’s KIA Sorrento vehicle located in Accra Ghana and has paid $25,000 to Mr. Bradford. Mr. Bradford undertakes to do all acts and things necessary to ensure that transfer of the vehicle to the Company, if any.

4.	Stock Options

On the Effective Date, all options to purchase the stock of the Company granted to Mr. Bradford under the Company’s stock option plan, which options together with the applicable exercise prices are listed in the attached Schedule 4 (the “Golden Star Options”), shall become immediately exercisable and vested, and Mr. Bradford shall have the right to exercise the Golden Star Options until the earlier of their expiration date or the close of business in Denver, Colorado on February 8, 2010.

5.	Miscellaneous Provisions

a. Mail Receipt and Forwarding. The Company shall allow Mr. Bradford to use the Company’s address 10901 W. Toller Road, Suite 300, Littleton, Colorado as a mailing address for personal mail and packages until December 31, 2008 and the Company, at its cost, shall forward such mail and packages to Mr. Bradford’s nominated address in Australia.

b. Email Address. Up to and including December 31, 2008, the Company shall automatically forward any emails directed to the email address of pbradford@gsr.com to Mr. Bradford’s nominated personal email address. Mr. Bradford shall not otherwise have access to the Company’s servers or email systems following the Effective Date.

c. Final Medical Examination. Upon his demobilization back to Australia, Mr. Bradford shall undertake an end-of-service medical examination and tropical disease scan to ensure that Mr. Bradford is not subject to any condition as a result of the his employment and travel with the Company. The costs of the medical examination and any resulting treatment shall be borne by the Company.

d. Resignation as Director and Cancellation of Bank Mandate. With effect on or before January 31, 2008, Mr. Bradford has (i) resigned in writing as a director of the Parent and of each of the Parent’s subsidiaries for which he was a director, and (b) ceased to be a signatory of the bank accounts of the Parent and of each of the Parent’s subsidiaries. Mr. Bradford undertakes through to and after the Effective Date to perform any act or writing necessary to perfect or effect such resignations or cancellation of bank mandate.

6.	General Release

a. The Company, for itself, its respective predecessors, successors, assigns, parent companies, subsidiaries, agents, attorneys, general and limited partners, officers, directors, shareholders, employees, independent contractors, representatives and insurers does hereby fully and unconditionally release, discharge and covenant to hold harmless Mr. Bradford, his agents, attorneys, heirs, executors, administrators, successors and assigns (the “Releases”) from any and all “causes of action” arising from, relating or attributable in any manner to: (a) Mr. Bradford’s employment with the Company; (b) Mr. Bradford’s directorship of the Company and its subsidiaries; (c) the Employment Agreement, and (d) any and all acts, omissions, conduct or representations of Mr. Bradford prior to the date of execution of this Agreement.

b. Effective as of the date upon which all of the obligations of the Company under this Agreement have been fulfilled and except as otherwise specifically described herein, Mr. Bradford, for himself, its heirs, executors, administrators, successors and assigns does hereby fully and unconditionally release, discharge and covenant to hold harmless the Company from any and all “causes of action” arising from, relating or attributable in any manner to: (a) Mr. Bradford’s employment with the Company; (b) Mr. Bradford’s directorship of the Company and its subsidiaries; (c) the Employment Agreement, and (d) any and all acts, omissions, conduct or representations of the Company prior to the date of execution of this Agreement. It is expressly agreed that nothing in the foregoing release shall be interpreted to release any indemnification provisions applicable to Mr. Bradford in the Articles of Incorporation or by-laws of the Company or any other similar documents, nor to terminate the benefits that would otherwise be available of any applicable directors’ and officers’ liability insurance policies with respect to Mr. Bradford’s service as a director and officer of the Company and any of its subsidiaries.

c. “Causes of action” as used in this agreement shall mean all claims, demands, administrative complaints, lawsuits, judgments, liens, damages, causes of action, suits, rights, demands, debts and expenses (including attorney’s fees and costs actually incurred), liabilities and obligations of any kind and nature whatsoever, whether intentional or negligent, known or unknown, suspected or unsuspected, in law or in equity, individually or as part of a class action, including any and all known and unknown, foreseen or unforeseen, injuries, damages and losses, including, without limitation, physical, emotional, psychological or personal injuries, death, pecuniary losses, increased risk of harm or death, medical and rehabilitative expenses, loss of fringe benefits, loss of services, loss of income, loss of enjoyment of life, loss of reputation, loss of consortium, pain and suffering, compensatory damages, punitive damages, or damages to property, and the consequences thereof, occurring prior to the date of execution of this agreement. The term “causes of action” includes, by way of example and not limitation, all claims arising under or related to: (i) Mr. Bradford’s employment with the Company or the termination thereof, (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan, (iv) any stock or stock option grant, agreement, or plan (except as provided herein), (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, national origin, age, sex, disability, whistleblower status, public policy, or any other characteristic of Mr. Bradford under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, and (vii) any claim which was or could have been raised by Mr. Bradford.

d. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. The Parties hereby acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to this Agreement, and the Parties agree that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

7.	No Admission of Liability

The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

8.	Confidentiality

Mr. Bradford agrees that the Confidentiality and Restrictive Covenant Agreement between Mr. Bradford and the Company dated April 30, 2004 shall remain in full force and effect.

9.	Non-Disparagement and References

Mr. Bradford agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, or affiliates. The Company agrees that, in response to employment inquiries or requests for references concerning Mr. Bradford, the Company will provide Mr. Bradford’s dates of employment, and job titles while with the Company.

10.	Return of Company Property and Information

a. Confidential Information. Mr. Bradford represents and warrants that he has returned to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business, other than the files, data, and/or information relating to the Company and the Company’s business on the Company laptop computer to be retained by Mr. Bradford until December 31, 2008 for the sole purpose of continuing to provide information and background on the past activities of the Company to the Company’s management.

b. Company Property. As of the Effective Date, Mr. Bradford has returned any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, combinations, access codes, computer passwords, vehicles, vehicle keys, and all other Company property in any form, provided, however, that Mr. Bradford shall be permitted to retain the aforementioned laptop computer until December 31, 2008 for the purpose described above.

11.	Severability

If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Mr. Bradford against the Company shall not constitute a defense to enforcement by the Company.

12.	Assignment

The Company may assign its rights under this Agreement. Mr. Bradford cannot assign his rights under this Agreement without the written consent of the Company.

13.	Enforcement

The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

14.	Entire Agreement

a. Except as provided for in Section 14(b), this Agreement, the Confidentiality and Restrictive Covenant Agreement dated April 30, 2004, and the stock option agreements referenced herein, represent the entire agreement between the Parties. This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, including all provisions in the Employment Agreement.

b. For the avoidance of doubt, those elements of the Resignation Agreement and the Letter dated as of November 1, 2007 and titled “Resignation – Administrative Matters”, not specifically dealt with in this letter, shall, where appropriate, continue in full force and effect.

c. Mr. Bradford acknowledges that he has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

15.	Venue and Applicable Law

This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue shall be in the federal or state courts in Colorado.

[SIGNING PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement.

PETER J.L. BRADFORD	GOLDEN STAR RESOURCES LTD.

/s/ Peter J.L. Bradford	/s/ Ted Strickler
Peter J.L. Bradford	Ted Strickler Vice President, HR and Admin